Filed Pursuant to Rule 424(b)(5)

Registration No. 333-150055

PROSPECTUS SUPPLEMENT

To Prospectus dated April 10, 2008.

Exactech, Inc.

877,391 Shares

Common Stock

We are offering 877,391 shares of our common stock.

Our common stock is listed on the NASDAQ Global Market under the symbol “EXAC.” On May 8, 2008, the closing price of our common stock on the NASDAQ Global Market was $25.79.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “ RISK FACTORS” BEGINNING ON PAGE S-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus to which it relates. Any representation to the contrary is a criminal offense.

We have retained Thomas Weisel Partners LLC, Canaccord Adams Inc., Robert W. Baird & Co. Incorporated and Noble Financial Capital Markets to act as our placement agents in connection with this offering. We have agreed to pay the placement agents the placement agency fees set forth in the table below, which assumes that we sell all of the 877,391 shares we are offering. We have also agreed to reimburse the placement agents for certain of their expenses as described under “Plan of Distribution” in this prospectus supplement. The placement agents are not required to arrange for the sale of any specific number or dollar amount of shares, but each will use reasonable efforts to arrange for the sale of all of the shares offered hereby.

	Per Share	Maximum Offering Amount
Public offering price	$23.00	$20,179,993
Placement agents’ fees	$1.29375	$1,135,125
Proceeds to us, before expenses	$21.70625	$19,044,868

We expect the total offering expenses, excluding placement agency fees, to be approximately $250,000 for all sales pursuant to this prospectus supplement. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual total offering amount, placement agents’ fees and proceeds to us, before expenses, are not presently determinable and may be substantially less than the maximum amounts set forth above.

Delivery of the shares of common stock will be made on or about May 14, 2008

Thomas Weisel Partners LLC	Canaccord Adams Inc.

Robert W. Baird & Co.	Noble Financial Capital Markets

The date of this prospectus supplement is May 8, 2008

PROSPECTUS SUPPLEMENT

PROSPECTUS

Prospective investors may rely only on the information contained in this prospectus. We have not, and the placement agents have not, authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy shares of our common stock in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities. You should not assume that the information contained in, or incorporated by reference into, this document is accurate as of any date after the respective dates of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock we are offering, specific terms of this offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the common stock we are offering under this prospectus supplement. In addition, we incorporate important information into this prospectus supplement and the accompanying prospectus by reference. You may obtain the information incorporated by reference into this prospectus supplement and the accompanying prospectus without charge by following the instructions under “Where You Can Find More Information” in this prospectus supplement. Generally, when we refer to “this prospectus,” we are referring to this prospectus supplement and the accompanying prospectus as well as to the information incorporated by reference herein and therein. Before investing in shares of our common stock, you should carefully read this prospectus supplement, the accompanying prospectus and the additional information described under “Where You Can Find More Information.” If the description of the offering contained in this prospectus supplement varies from that contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made; therefore, such representations, warranties and covenants should not be relied on as accurate representations of the current state of our affairs.

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus, any applicable prospectus supplement and the documents incorporated by reference in this prospectus supplement and accompanying prospectus for information about us and our financial statements.

Except where the context otherwise requires, the terms “we,” “us,” “our” or “Exactech” refer to the business of Exactech, Inc. and its consolidated subsidiaries.

Our Business

We develop, manufacture, market, distribute and sell orthopaedic implant devices, related surgical instrumentation and biologic services to hospitals and physicians in the United States and internationally. Exactech was founded by an orthopaedic surgeon in November 1985, and is incorporated under the laws of the State of Florida. Our revenues are principally derived from sales and distribution of our joint replacement systems, including knee, upper extremity, and hip implant systems, and distribution of biologic allograft services and bone cement materials used in orthopaedic surgery.

We manufacture some components of our knee, upper extremity, and hip joint replacement systems at our facility in Gainesville, Florida utilizing modern, highly automated computer aided manufacturing equipment. Our cellular based manufacturing processes, which are organized in groups, or cells, are dedicated to specific product lines to minimize change-over and increase efficiency, and are designed to help us reduce our production cycle times while permitting flexibility to adjust quickly to changes in demand. In addition, to supplement our manufacturing of components, we have formed strategic alliances with suppliers and business partners to externally manufacture some components. Additionally, we acquire and distribute other products and services through exclusive agreements, such as Exactech’s agreement with Tecres, S.p.A, and non-exclusive agreements, such as with Regeneration Technologies, Inc. and Biomatlante SARL.

Our joint replacement products are used by orthopaedic surgeons to repair or replace joints that have deteriorated as a result of injury or disease. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the insertion of a set of manufactured implant components to replace or augment the joint. During the surgery, the surgeon removes damaged cartilage and a portion of the bones that comprise the joint, prepares the remaining bone surfaces and surrounding tissue and then installs the implant. When necessary, the surgeon uses biologic allograft services, like those services distributed by us, to repair bone defects and provide an environment to stimulate new bone growth. In many joint replacement procedures, acrylic bone cement is used to affix implant components to the prepared bone surfaces.

Recent Events

Altiva Acquisition

On January 2, 2008, we acquired Altiva Corporation, a North Carolina-based spinal products company, pursuant to an Agreement and Plan of Merger dated December 7, 2007, which we refer to as the merger agreement. Under the merger agreement, Altiva, a Delaware Corporation, merged with and into our wholly-owned subsidiary, Exactech Spine, Inc., a Florida corporation, with the result that Altiva survived the merger and became our wholly-owned subsidiary. Altiva offers a spinal fusion product line including implants and instrumentation that address major spinal pathologies, and has assembled a strong spinal products portfolio by combining intellectual property acquisitions with various distribution agreements.

Included in the purchase price for the acquisition of Altiva was an amount equal to the $1.0 million original minority investment made by us on October 29, 2003, $5.0 million representing certain indebtedness extended by us to Altiva, which indebtedness was converted into Altiva shares and subsequently exchanged on the closing date in accordance with the merger agreement, and approximately $6.7 million paid by us to certain stockholders of Altiva. As a result of the acquisition, we acquired all of Altiva’s assets and assumed all liabilities, including the $6.0 million long-term line of credit of Altiva guaranteed by us. The $6.7 million of aggregate consideration paid to certain stockholders of Altiva is composed of approximately $5.1 million in cash and shares of our common stock, par value $0.01 per share, worth, in the aggregate, $1.6 million. As set forth in the merger agreement, certain of the Altiva stockholders received only cash, certain of the Altiva stockholders received only shares of our common stock and certain of the Altiva stockholders received a combination of cash and shares of our common stock. For the benefit of those Altiva stockholders receiving shares of our common stock under the Merger Agreement, we entered into a registration rights agreement with such stockholders, pursuant to which we registered for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of our common stock issued to the Altiva stockholders. The registration statement on Form S-3 in respect of such shares became effective on February 7, 2008.

On December 31, 2007, certain common stockholders of Altiva filed an action in the Court of Chancery of the State of Delaware against Altiva, as nominal defendant, and each of the persons comprising the board of directors of Altiva. The stockholders generally allege that the merger is unfair to Altiva’s common stockholders and that the Altiva board of directors breached its fiduciary duty to Altiva and its stockholders in connection with the merger and certain other transactions leading up to the merger. The stockholders seek, among other things, declaratory relief, compensatory, consequential and rescissory damages and pre and post-judgment interest. Additionally, on April 9, 2008, the same common stockholders of Altiva filed a petition for appraisal and determination of fair value of their respective shares of Altiva common stock pursuant to the applicable provisions of Delaware law. We believe that the claims of these stockholders are without merit, and we intend to vigorously defend against all such claims; however, we are unable to predict the ultimate outcome of this litigation.

New Distribution Subsidiary

During the first quarter of 2008, we finalized arrangements to create a direct distribution operation in Japan, Exactech KK, Inc., where we previously sold our products through an independent distributor. The direct operation sales and logistics subsidiary based in Tokyo enables us to directly control our Japanese marketing and distribution operations.

New Employment Agreement-Dr. William Petty

On March 31, 2008, we entered into an employment agreement with Dr. William Petty, our Chief Executive Officer and Chairman of the Board of Directors. The employment agreement is effective beginning January 1, 2008, and extends Dr. Petty’s term as our Chief Executive Officer and Chairman of the Board of Directors until December 31, 2010. During the term of the contract, Dr. Petty will receive an initial base annual salary of $498,000. In addition, Dr. Petty is entitled to receive annual bonuses and/or equity awards including a cash bonus of no less than 50% of his annual base salary and an equity award of no less than 100% of his annual base salary. The agreement allows for us to extend Dr. Petty’s employment under the agreement for a subsequent term of three years until December 31, 2013 in another capacity as designated by Dr. Petty’s successor to the office of Chief Executive Officer. While performing in this other capacity, Dr. Petty’s total annual base and incentive compensation may not be less than 70% of the average compensation paid to him for the last two years he served as our Chief Executive Officer. Dr. Petty’s employment agreement provides for the continuation of the royalty payments required under his consulting agreement with us, which royalty payments will terminate on such date on which he is no longer actively supporting the Optetrak® knee product line, on which such royalties are based. The provision for royalty payments was included in Dr. Petty’s employment agreement and consists of 0.5% of all domestic sales and 0.25% of all international sales of the Optetrak® knee product on a quarterly basis, not to exceed $150,000 annually.

If Dr. Petty’s employment is terminated without cause, Dr. Petty resigns in connection with a material breach of the employment agreement by us that remains uncured or a change of control in Exactech occurs, Dr. Petty shall be entitled to receive all earned and unpaid compensation plus a severance equal to all compensation contemplated to be paid to him through the longer of the December 31, 2013 term contemplated above and one year from the date of such event; provided that Dr. Petty must adhere to certain non-compete and non-solicit covenants that shall govern for this entire period.

Acquisition of France Medica SAS

On April 1, 2008, we completed the acquisition of 100% of the issued and outstanding shares of France Medica, a French simplified joint-stock company that has been a distributor of our products in France for a number of years.

The aggregate purchase price is expected to range between approximately €6.8 million and €7.1 million, or approximately $10.6 million and $11.1 million, respectively, based on an exchange rate of $1.56 per €1.00 on March 31, 2008. We paid a fixed price of €5.4 million, or $8.3 million, €4.8 million, or $7.4 million, of which was paid to certain shareholders in cash and €589,923, or $932,000, of which was paid to certain shareholders in shares of our common stock based on a per share value equal to the ninety trading day average closing price of one share of our common stock as of the closing date of the France Medica acquisition. A price supplement of between €1.4 million and €1.7 million, or $2.2 million and $2.7 million, is payable to certain shareholders of France Medica, over a two year period, if certain conditions of employment and sales results are achieved in each of the annual periods. If the conditional terms are not met, the supplemental payment will be reduced by up to 50%. Our common stock issued as partial proceeds for the acquisition will not be registered under the Securities Act or any state securities laws and will not be able to be sold except in a transaction registered under, or exempt from, the registration provisions of the Securities Act and applicable state securities laws.

Company Information

Our principal executive offices are located at 2320 Northwest 66th Court, Gainesville, Florida 32653, and our telephone number is (352) 377-1140. You may also contact us or obtain additional information through our internet website address at www.exac.com. Information contained on our website is not incorporated into this prospectus and is not a part of this prospectus.

THE OFFERING

Common stock offered	877,391

Common stock outstanding, as of March 31, 2008, as adjusted for the offering	12,574,276

Use of Proceeds	We estimate that the net proceeds to us from the sale of the 877,391 shares of common stock we are offering will be approximately $18.8 million, assuming that we sell the entirety of the shares we are offering pursuant to this prospectus supplement. We intend to use these net proceeds to repay a portion of the outstanding amount under each of two secured revolving credit facilities with Merrill Lynch Business Financial Services, Inc.

However, to the extent we elect and Merrill Lynch allows us not to apply the net proceeds in such manner, the net proceeds may be used to fund our business strategy, for working capital and for general corporate purposes, including capital expenditures and potential future acquisitions.

See “Use of Proceeds” on page S-16.

Risk Factors	You should read the “Risk Factors” section of this prospectus supplement for a discussion of factors to consider before deciding to purchase shares of our common stock.

Nasdaq Global Market Symbol	EXAC

The number of shares of our common stock to be outstanding after this offering is based on 11,696,885 shares outstanding as of March 31, 2008.

The number of shares of our common stock to be outstanding after this offering excludes, as of March 31, 2008:

•	1,205,221 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.91 per share; and

•	an aggregate of 364,569 additional shares of common stock reserved for future issuance under our 2003 Executive Incentive Compensation Plan.

RISK FACTORS

This offering involves a high degree of risk. You should carefully consider the risks described below and the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in shares of our common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks and the risks set forth in our filings with the SEC which are incorporated by reference in this prospectus supplement and the accompanying prospectus and set forth in the “Where You Can Find More Information” section of this prospectus. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, financial condition and results of operations could suffer and the trading price of our common stock could decline.

Risks Related to Our Business

We are subject to extensive government regulation, and our failure to comply with these regulations could materially adversely impact our operations.

Failure to obtain government approvals and clearances for new products and/or modifications to existing products or otherwise comply with applicable laws and regulations on a timely basis would have a material adverse effect on our business and financial results. See “Business—Government Regulation.” A significant recall of one or more of our products could have a material adverse effect on our business and financial results. We cannot provide assurance that such clearances will be granted or that review by government authorities will not involve delays that could materially adversely affect our revenues, earnings, and cash flows.

The Company is involved in ongoing investigations by the U.S. Department of Justice, the results of which may adversely impact the Company’s business and results of operations.

On December 12, 2007, we received a grand jury subpoena from the U.S. Attorney for the District of New Jersey requesting documents from 1998 through the present related to consulting and professional service agreements between us and orthopaedic surgeons and other medical professionals. We are aware that similar inquiries have been directed to other companies in the orthopaedic industry and at least one of those is still being investigated. Any resolution of this investigation remains uncertain at this time. The investigation could, among other things, result in criminal prosecutions, substantial monetary payments, changes in some of our existing business practices and additional governmental oversight. While we do not know that our circumstances are similar to those of other companies, some of the other investigations of orthopaedic companies were resolved by each company paying amounts in settlement ranging from approximately $26 million to $169.5 million and agreeing to monitoring for a period of time. We are cooperating fully with the Department of Justice inquiry, but there can be no assurance that we will enter into a consensual resolution of this matter with the U.S. Attorney’s Office or whether the payment of similar sums will be required to resolve the ongoing investigation.

If, as a result of these investigations, we are found to have violated one or more applicable laws or if we decide to enter into a settlement of the matter, our business, results of operations and financial condition could be materially adversely affected. Additionally, if some of our existing business practices are challenged as unlawful, we may have to change those practices, which could have a material adverse effect on our business, results of operations and financial condition.

We expect the healthcare industry to face increased scrutiny over reimbursement and healthcare reform, which could adversely impact how much or under what circumstances healthcare providers will prescribe or administer our products.

In the United States and other countries, sales of our products depend in part upon the availability of reimbursement from third party payers, which include government health administration authorities, managed care providers and private health insurers. Third party payers are increasingly challenging the price and examining the cost effectiveness of medical products and services. Increasing expenditures for healthcare have been the subject of considerable public attention in the United States. Both private and government entities are seeking ways to reduce or contain healthcare costs. Numerous proposals that would effect changes in the United States healthcare system have been introduced or proposed in Congress and in some state legislatures. Although we cannot predict the full effect on our business of the implementation of this legislation, we believe that legislation that reduces reimbursement for our products could adversely impact sales. This could materially and adversely impact our business by reducing our ability to generate revenue, raise capital, obtain additional collaborators and market our products.

We are required to incur significant expenditures of resources in order to maintain relatively high levels of inventory, which can reduce our cash flows.

As a result of the need to maintain substantial levels of inventory, we are subject to the risk of inventory obsolescence. In the event that a substantial portion of our inventory becomes obsolete, it could have a material adverse effect on our earnings and cash flows due to the resulting costs associated with the inventory impairment charges and out-of-pocket costs required to replace such inventory.

We rely upon third party suppliers for raw materials and supplies, and such parties’ failure to perform of which would adversely impact our production costs.

Some of our suppliers rely on a single source of supply for raw materials and/or other inputs of production. Should the availability and on time delivery of raw materials and supplies needed in the production of our products and services become unreliable or significantly more costly our earnings may be materially and adversely impacted due to the resulting increased costs of production.

We conduct business in a highly competitive industry.

The orthopaedic implant industry is subject to competition in the following areas: product features and design, innovation, service, the ability to maintain new product flow, relationships with key orthopaedic surgeons and hospitals, strength of distribution network and price. In addition, we face competition for regional sales representatives within the medical community. Our largest competitors in the orthopaedic device market are DePuy, Inc., a division of Johnson and Johnson, Zimmer, Inc., a subsidiary of Zimmer Holdings, Inc., Stryker Howmedica Osteonics, a subsidiary of Stryker Corp., Smith and Nephew plc, and Biomet Orthopaedics, a subsidiary of Biomet, Inc. Many of our competitors have significantly greater resources than us. We cannot provide assurance that we will be able to compete successfully.

Our success is partially dependent upon our ability to successfully market new and improved products and the market acceptance of those products, and our failure to successfully market these products would adversely impact our ability to generate revenue.

The failure of our products to gain market acceptance would be likely to have a material adverse effect on our revenues and earnings. We cannot provide assurance that our new or improved products will gain market acceptance. Future acceptance and use of our products will depend upon a number of factors including:

•	perceptions by surgeons, patients, third party payers and others in the medical community, about the safety and effectiveness of our products;

•	the willingness of the target patient population to try new products and of surgeons to decide to use these products;

•	the prevalence and severity of any side effects, including any limitations or warnings contained in our product’s approved labeling;

•	the efficacy and potential advantages relative to competing products and products under development;

•	effectiveness of education, marketing and distribution efforts by us and our licensees and distributors, if any;

•	publicity concerning our products or competing products and treatments;

•	reimbursement of our products by third party payers; and

•	the price for our products and competing products.

Our sales are partially derived from the distribution of third party manufacturer’s products who, in certain instances could discontinue their relationship with us.

Should we fail to meet the minimum sales performance or purchases commitments common to such third party manufacturer distribution agreements, those third parties may elect to discontinue our distribution of their products and services. Should we lose the rights to one or more of our distribution agreements, it could have a material adverse effect on our revenues and earnings.

We are subject to federal anti-kickback laws and regulations, the violation of which can result in the imposition of harsh penalties materially adversely affecting our results of operations and cash flows.

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry, violations of which can result in significant criminal and civil penalties. These federal laws include: the anti-kickback statute, which prohibits certain business practices and relationships, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other federal healthcare programs; the physician self-referral prohibition, commonly referred to as the Stark Law; the anti-inducement law, which prohibits providers from offering anything to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program; the False Claims Act, which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment by the federal government, including the Medicare and Medicaid programs, and; the Civil Monetary Penalties Law, which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for fraudulent or abusive acts. Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, money penalties, imprisonment, denial of Medicare and Medicaid payments, or exclusion from the Medicare and Medicaid programs, or both. As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. Private enforcement of healthcare fraud has also increased, due in large part to amendments to the civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. A violation of any of these federal and state fraud and abuse laws and regulations, or any investigation or other legal proceedings relating to such alleged violations, could have a material adverse effect on our liquidity and financial condition. An investigation into the use by physicians of any of our products, once commercialized, may dissuade physicians from either purchasing or using them, and could have a material adverse effect on our ability to commercialize those products.

We cannot provide assurance as to the level of protection patents on specific designs and processes will afford us and with respect to some products, we rely on trade secrets and proprietary know-how which provide less protection.

We cannot provide assurance as to the breadth or degree of protection which existing or future patents, if any, may afford us, that certain confidential or proprietary information agreements will not be breached, that the parties from whom we have licensed or otherwise acquired patent rights, proprietary rights and technology have full rights to those patent rights and technology, or that our trade secrets and proprietary know-how will not otherwise become known to or independently developed by competitors. Our Optetrak® knee system is one such product that is subject to a patent that we license. Due to the relatively large percentage of our revenue attributable to the Optetrak® knee system, if the holder of this patent is determined to not have sufficient legal rights to the patent, our use of the patent under the license could be compromised, which would have a material adverse effect on our business and financial results.

Our business depends on proprietary technology which we may not be able to protect and which may infringe on the intellectual property rights of others.

Our success depends, in part, on the strength of the intellectual property rights relating to our products and proprietary technology. There are no guarantees that patent protection will be obtainable for all of our products whether in the U.S. or abroad, or that any protection that is obtained will be broad enough to be effective and of value, or that it will withstand challenges as to validity and enforceability.

We do not currently have patent protection for all of our products. For our unpatented products, the only intellectual property rights that exist at present, if any, are trade secret rights. We cannot guarantee that others will not readily ascertain by proper means the proprietary technology used in or embodied by our products, or that others will not independently develop substantially equivalent products or that we can meaningfully protect the rights to unpatented products. We cannot guarantee that our agreements with our employees, consultants, advisors, sub-licensees and strategic partners restricting the disclosure and use of trade secrets, inventions and confidential information relating to our products will provide meaningful protection.

It is possible that third parties may assert that our products infringe upon their proprietary rights. It is virtually impossible for us to be certain that no infringement exists. Furthermore, because we have acquired some of the intellectual property used in our business from third parties, there are additional inherent uncertainties about the origin and ownership of the intellectual property that could contribute to our infringement exposure.

It is also possible that we may need to acquire additional licenses from third parties in order to avoid infringement. We cannot assure you that any required license would be made available to us on acceptable terms, if at all.

We could incur substantial costs in defending ourselves in suits brought against us for alleged infringement of another party’s intellectual property rights as well as in enforcing our rights against others, and if we are found to infringe, the manufacture, sale and use of our products could be enjoined. Any claims against us, with or without merit, would likely be time-consuming, requiring our management team to dedicate substantial time to addressing the issues presented. Furthermore, many of the parties bringing claims may have greater resources than we do.

Any of these events could materially harm our business.

We must devote substantial resources to research and development, which adversely impacts our cash flows and provides no guarantee of success.

We cannot provide assurance that we will be successful in developing competitive new products and/or improving existing products so that our products remain competitive and avoid obsolescence. In addition, whether or not successful, these research and development efforts place stress on our cash flows which could have a material adverse effect on our business, should our efforts prove unsuccessful in producing competitive products that achieve market acceptance.

We are subject to potential product liability risks, which are inherent in the design, marketing and sale of orthopaedic implants and surgical instrumentation.

We cannot provide assurance we will not face claims resulting in substantial liability for which we are not fully insured. A partially or completely uninsured successful claim against us of sufficient magnitude could have a material adverse effect on our earnings and cash flows due the cost of defending ourselves against such a claim. Any product liability claim, even one that was not in excess of our insurance coverage or one that is meritless and/or unsuccessful, could adversely affect our cash available for other purposes, such as research and development, which would have a material adverse effect on our business and results of operations. Product liability claims may result in reduced demand for our products, if approved, which would have a material adverse effect on our business and results of operations. In addition, the existence of a product liability claim could affect the market price of our common stock.

We are subject to the risk of an inability to secure and maintain adequate levels of product liability insurance coverage on acceptable terms.

Product liability insurance premiums are volatile. Should premiums increase significantly, it could have a material adverse effect on our earnings and cash flows due to the increase in operating costs that would result. We presently carry product liability insurance with coverage in an amount we consider reasonable and customary. However, this insurance coverage includes various deductibles, limitations and exclusions from coverage, and in any event might not fully cover any potential claims. We may not be able to obtain adequate insurance in the future at an acceptable cost.

Our products, including products that are manufactured by third parties but distributed by us, may be subject to recall or product liability claims.

These products are used in medical contexts in which it is important that those products function with precision and accuracy. If these products do not function as designed, or are designed improperly, we or the third party manufacturer of these products may choose to or be forced by regulatory agencies to withdraw such products from the market. In addition, if patients suffer injury as a result of any failure of these products to function as designed, or an inappropriate design, we could be subject to lawsuits seeking significant compensatory and punitive damages. Any product recall or lawsuit seeking significant monetary damages may have a material adverse effect on our business, operations or financial condition. In October 2005, Regeneration Technologies, Inc. or RTI, a distributor of allograft materials with whom we have a distribution relationship, announced a voluntary recall of some of its allograft tissue implants due to questions raised with respect to donor documentation on donated tissues received from an unaffiliated donor recovery organization. This recall affected some of the allograft tissue services distributed by Exactech. The ultimate effect of this recall on our results of operations, financial condition and cash flows is uncertain. Furthermore, we are currently a party to several product liability suits related to the products distributed by us on behalf of RTI. These suits generally allege, among other claims, that we negligently and intentionally distributed diseased, contaminated and/or defective allograft materials. Pursuant to our license and distribution agreement with RTI, we will tender all cases to RTI. While we believe that the various claims are without merit, a negative outcome of such litigation, including any finding of fraud, may have a material adverse effect on our business, operations and financial condition.

We partially depend on third parties for sales and marketing, and our inability to effectively utilize the services provided by these third parties would materially adversely impact our ability to generate sales.

With respect to our international markets, we depend on independent sales representatives and distributors for the sale and marketing of certain of our products. We have a network of distributors who market our products. Our contracts with distributors generally grant them the exclusive right to market our products in a specified territory. The distributor typically is not required to meet designated sales quotas. Our arrangements with our independent sales representatives and distributors typically do not preclude them from selling competitive products. Our success depends upon the expertise of our independent sales representatives and distributors and their relationships with our customers. Our inability to attract and retain qualified sales representatives and distributors would have a material adverse effect on our business, results of operations, financial condition and prospects.

Acquisitions may result in disruptions to our business or distractions of our management due to difficulties in integrating acquired personnel and operations, and these integrations may not proceed as planned.

On January 2, 2008, we consummated our acquisition of Altiva Corporation, a company which is continuing to build an asset portfolio through the acquisition of existing spinal products and systems as well as acquiring broad distribution rights to other existing spinal market technologies. Also, on April 1, 2008, we completed the acquisition of 100% of the issued and outstanding shares of France Medica SAS, a Strasbourg-based importer and distributor of orthopaedic products and surgical supplies. We intend to continue to expand our business through the acquisition of companies, technologies, products and services. Acquisitions involve a number of special problems and risks, including:

•	difficulty integrating acquired technologies, products, services, operations and personnel with the existing businesses;

•	difficulty maintaining relationships with important third parties, including those relating to marketing alliances and providing preferred partner status and favorable pricing;

•	diversion of management’s attention in connection with both negotiating the acquisitions and integrating the businesses;

•	strain on managerial and operational resources as management tries to oversee larger operations;

•	inability to retain and motivate management and other key personnel of the acquired businesses;

•	exposure to unforeseen liabilities of acquired companies, as well as risk of potential litigation arising from such acquisitions;

•	potential costly and time-consuming litigation, including stockholder lawsuits;

•

potential issuance of securities to equity holders of the company being acquired with rights that are superior to the rights of holders of our common stock, or which may have a dilutive effect on our common stockholders;

•	the need to incur additional debt or use cash; and

•	the requirement to record potentially significant additional future operating costs for the amortization of intangible assets.

For example, as a result of the Company’s significant growth and initiative to acquire businesses during 2008, there has been a significant strain on internal resources impacting the design and effectiveness of certain internal control processes. In connection with the acquisition of Altiva Corporation, management identified a material weakness in the design and effectiveness of our process to account for business combinations. We have begun remediation of this material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

As a result of these or other problems and risks, businesses we acquire may not produce the revenues, earnings or business synergies that we anticipated, and acquired products, services or technologies might not perform as we expected. As a result, we may incur higher costs and realize lower revenues than we had anticipated. We may not be able to successfully address these problems and we cannot assure you that the acquisitions will be successfully identified and completed or that, if acquisitions are completed, the acquired businesses, products, services or technologies will generate sufficient revenue to offset the associated costs or other harmful effects on our business.

Any of these risks can be greater if an acquisition is large relative to the size of our company. Failure to manage effectively our growth through acquisitions could adversely affect our growth prospects, business, results of operations and financial condition.

The directors of Altiva Corporation, Exactech’s recently acquired subsidiary, are parties to a lawsuit filed against them in connection with Exactech’s acquisition of Altiva, liability under which may be required to be covered by Altiva to the extent insurance fails to so cover.

On December 31, 2007, certain common stockholders of Altiva Corporation filed an action in the Court of Chancery of the State of Delaware against Altiva, as nominal defendant, and each of the persons comprising the board of directors of Altiva. The stockholders generally allege that the merger is unfair to Altiva’s common stockholders and that the Altiva Board breached its fiduciary duty to Altiva and its stockholders in connection with the merger and certain other transactions leading up to the merger. The stockholder’s seek, among other things, declaratory relief, compensatory, consequential and rescissory damages and pre and post-judgment interest. To the extent the Court of Chancery determines the directors are liable in any fashion and Altiva’s director and officer liability insurance provider fails to cover such amounts, Altiva may be obligated to indemnify these directors for such amounts which could materially adversely impact Altiva’s financial condition and cash flows.

We may encounter difficulties implementing our expansion plan.

We expect that we may encounter challenges and difficulties in implementing our expansion plans. These challenges and difficulties relate to our ability to:

•	identify and obtain the use of locations in which we believe there is sufficient demand for our products;

•	identify and obtain technologies we believe are suitable and complementary to our own platform;

•	generate sufficient cash flow from operations or through additional debt or equity financings to support these expansion plans;

•	hire, train and retain sufficient additional financial reporting management, operational and technical employees; and

•	install and implement new financial and other systems, procedures and controls to support this expansion plan with minimal delays.

If we encounter greater than anticipated difficulties in implementing our expansion plan, it may be necessary to take additional actions, which could divert management’s attention and strain our operational and financial resources. We may not successfully address any or all of these challenges, and our failure to do so would adversely affect our business plan and results of operations, our ability to raise additional capital and our ability to achieve enhanced profitability.

If we acquire companies, products or technologies, we may face integration risks and costs associated with those acquisitions that could negatively impact our business, results from operations and financial condition.

If we are presented with appropriate opportunities, we may acquire or make investments in complementary companies, products or technologies. We may not realize the anticipated benefit of any acquisition or investment. If we acquire companies or technologies, we will face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations of an acquired company, integration of acquired technology with our products, diversion of our management’s attention from other business concerns, the potential loss of key employees or customers of the acquired business and impairment charges if future acquisitions are not as successful as we originally anticipate. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired intangible assets. Any failure to successfully integrate other companies, products or technologies that we may acquire may have a material adverse effect on our business and results of operations. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing shareholders.

We are dependent on key personnel and the loss of these key personnel could have a material adverse effect on our success.

We are highly dependent on the skills, experience and services of key personnel. The loss of key personnel could have a material adverse effect on our business, operating results or financial condition. If Dr. William Petty, our Chief Executive Officer and Chairman, terminates his employment with Exactech for any reason, his absence could have a material adverse effect on our business, results of operation and financial condition. We do not maintain keyman life insurance with respect to these key individuals.

Our recent and potential growth and expansion are expected to place increased demands on our management skills and resources. Therefore, our success also depends upon our ability to recruit, hire, train and retain additional skilled and experienced management personnel. Employment and retention of qualified personnel is important due to the competitive nature of our industry. Our inability to hire new personnel with the requisite skills could impair our ability to manage and operate our business effectively.

Difficulties presented by international economic, political, legal, accounting and business conditions could harm our business in international markets.

For the year ended December 31, 2007, 22% of our total revenue was generated in countries outside of the United States. Some risks inherent in conducting business internationally include:

•	unexpected changes in regulatory, tax and political environments;

•	longer payment cycles and problems collecting accounts receivable;

•	fluctuations in currency exchange rates;

•	our ability to secure and maintain the necessary physical infrastructure;

•	challenges in staffing and managing foreign operations; and

•	Healthcare laws and regulations may be more restrictive than those currently in place in the United States.

Any one or more of these factors could materially and adversely affect our business.

We rely on confidentiality agreements that could be breached and may be difficult to enforce which could have a material adverse effect on our business and competitive position.

Our policy is to enter agreements relating to the non-disclosure of confidential information with third parties, including our contractors, consultants, advisors and research collaborators, as well as agreements that purport to require the disclosure and assignment to us of the rights to the ideas, developments, discoveries and inventions of our employees and consultants while we employ them. However, these agreements can be difficult and costly to enforce. Moreover, to the extent that our contractors, consultants, advisors and research collaborators apply or independently develop intellectual property in connection with any of our projects, disputes may arise as to the proprietary rights to this type of information. If a dispute arises, a court may determine that the right belongs to a third party, and enforcement of our rights can be costly and unpredictable. In addition, we rely on trade secrets and proprietary know-how that we will seek to protect in part by confidentiality agreements with our employees, contractors, consultants, advisors or others. Despite the protective measures we employ, we still face the risk that:

•	these agreements may be breached;

•	these agreements may not provide adequate remedies for the applicable type of breach; or

•	our trade secrets or proprietary know-how will otherwise become known.

Any breach of our confidentiality agreements or our failure to effectively enforce such agreements would have a material adverse effect on our business and competitive position.

Our stock price may be volatile, and you could lose all or part of your investment.

The market for our equity securities has been volatile (ranging from $14.11 per share to $28.72 per share during the 52-week trading period ending April 30, 2008). Our stock price could suffer in the future as a result of any failure to meet the expectations of public market analysts and investors about our results of operations from quarter to quarter. The factors that could cause the price of our common stock in the public market to fluctuate significantly include the following:

•	actual or anticipated variations in our quarterly and annual results of operations;

•	changes in market valuations of companies in our industry;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	adverse regulatory or legal proceedings;

•	fluctuations in stock market prices and volumes;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel; and

•	announcements by us or our competitors of acquisitions, investments or strategic alliances.

Our common shares are thinly traded and, therefore, relatively illiquid.

As of March 31, 2008, we had 11,696,885 common shares outstanding. While our common shares trade on the NASDAQ, our stock is thinly traded (approximately 0.2%, or 20,583 shares, of our stock traded on an average daily basis during the 52 week trading period ended January 31, 2008) and you may have difficulty in selling your shares quickly. The low trading volume of our common stock is outside of our control, and may not increase in the near future or, even if it does increase in the future, may not be maintained.

Existing stockholders’ interest in us may be diluted by additional issuances of equity securities.

We expect to issue additional equity securities, in addition to those issued in this offering, to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may have the same rights as our common stock or, alternatively, may have dividend, liquidation, or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

We do not expect to pay dividends on our common stock, and investors will be able to receive cash in respect of the shares of common stock only upon the sale of the shares.

We have no intention in the foreseeable future to pay any cash dividends on our common stock, and we are restricted from doing so in accordance with the terms of our credit agreements. Furthermore, we may not pay cash or stock dividends without the written consent of our senior lenders. Therefore, an investor in our common stock may obtain an economic benefit from the common stock only after an increase in its trading price and only by selling the common stock.

Directors, executive officers, principal shareholders and affiliated entities own a significant percentage of our capital stock, and they may make decisions that an investor may not consider to be in the best interests of our shareholders.

Our directors, executive officers, principal shareholders and affiliated entities beneficially own, in the aggregate, approximately 40% of our outstanding common stock. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our shareholders. This concentration of ownership may have the effect of delaying or preventing a change in control of our company that may be favored by other shareholders. This could prevent the consummation of transactions favorable to other shareholders, such as a transaction in which shareholders might otherwise receive a premium for their shares over current market prices.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have a material adverse effect on the price of our common stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. If we cannot provide reliable financial reports or prevent fraud, our results of operation could be harmed. Section 404 of the Sarbanes-Oxley Act of 2002 requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments. If it is determined that we are not in compliance with Section 404, we may be required to implement new internal control procedures and reevaluate our financial reporting. We may experience higher than anticipated operating expenses as well as increased independent auditor fees during the implementation of these changes and thereafter. Further, we may need to hire additional qualified personnel. For example, as a result of the Company’s significant growth and initiative to acquire businesses during 2008, there has been a significant strain on internal resources impacting the design and effectiveness of certain internal control processes. In connection with the acquisition of Altiva Corporation, management identified a material weakness in the design and effectiveness of our process to account for business combinations. We have begun remediation of this material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, which could result in our being unable to obtain an unqualified report on internal controls from our independent auditors. Failure to achieve and maintain an effective internal control environment could also cause investors to lose confidence in our reported financial information, which could have a material adverse effect on the price of our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses, divert management’s attention from operating our business which could have a material adverse effect on our business.

There have been other changing laws, regulations and standards relating to corporate governance and public disclosure in addition to the Sarbanes-Oxley Act, as well as new regulations promulgated by the SEC and rules promulgated by the national securities exchanges, including the American Stock Exchange, and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could have a material adverse effect on our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we may incur additional expenses to comply with standards set by regulatory authorities or governing bodies which would have a material adverse effect on our business and results of operations.

Risks Related to the Offering

Investors in this offering will pay a much higher price than the book value of our stock.

If you purchase common stock in this offering, you will incur immediate and substantial dilution of $14.79, representing the difference between the amount per share paid by you in this offering and the net tangible book value per share of our common stock after giving effect to this offering at a price of $23.00 per share and after deducting the estimated placement agency fees and offering expenses payable by us. Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the aggregate number of shares of our common stock outstanding. In the past, we issued options to acquire common stock and warrants at prices below the offering price. To the extent these outstanding options and warrants are ultimately exercised, you will incur further dilution

Management will have discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

Although we anticipate using all of the net proceeds in the offering to repay certain indebtedness, we may elect and our lender, Merrill Lynch, may allow us not to apply the net proceeds in such manner. In this event, we will not have designated the amount of net proceeds we will use for any particular purpose. Accordingly, our management would have discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management could use the net proceeds for corporate purposes that may not increase our profitability or market value.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We are making this statement pursuant to the safe harbor provisions for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of our business and industry. We make statements in this prospectus, including statements that are incorporated by reference, that are forward-looking. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. They also include statements regarding:

•	our future growth and profitability;

•	our competitive strengths; and

•	our business strategy and the trends we anticipate in the industries and economies in which we operate.

These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include:

•	economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve;

•	the highly competitive nature of our industry;

•	our ability to attract and retain qualified managers and skilled employees;

•	the outcome of our plans for future operations and growth; and

•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors.”

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. These and other risks are detailed in this prospectus, in the documents that we incorporate by reference into this prospectus and in other documents that we file with the SEC. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this prospectus to reflect future events or circumstances. We qualify any and all of our forward-looking statements by these cautionary factors.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the 877,391 shares of common stock we are offering will be approximately $18.8 million, assuming that we sell the entirety of the shares we are offering pursuant to this prospectus supplement. “Net proceeds” is what we expect to receive after we pay the estimated placement agency fees and other estimated expenses for this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual number of shares sold, placement agency fees and proceeds to us are not presently determinable and may be substantially less than the maximum amount set forth above.

As of the date of this prospectus supplement, the sole use we have identified for the net proceeds is to repay outstanding indebtedness under each of two secured revolving credit facilities with Merrill Lynch Business Financial Services, Inc. (referred to as MLBFS). One such facility is between us and MLBFS (the Exactech facility), and the other is between MLBFS and our wholly-owned subsidiary, Altiva Corporation (the Altiva facility). However, to the extent we elect and Merrill Lynch allows us not to apply the net proceeds in such manner, we intend to use the net proceeds from this offering for general corporate purposes, which may include repayment of existing indebtedness, working capital, capital expenditures and acquisitions. We will otherwise retain broad discretion with respect to the use of the net proceeds from this offering.

The Exactech facility expires on June 30, 2008, and the Altiva’s facility expires on June 30, 2008. Borrowings under the Exactech facility bear interest at one-month LIBOR plus an applicable margin, which ranges from 1.5% to 2.38%, depending upon our ratio of funded debt to EBITDA. Borrowings under the Altiva facility bear interest at one-month LIBOR plus an applicable margin, which ranges from 1.3% to 2.38%. As of the date of this Prospectus, an aggregate of $16.5 million and $6.0 million is outstanding under the Exactech facility and the Altiva facility, respectively, at respective annual interest rates of 4.12% and 4.12%. We anticipate using all of the net proceeds from this offering to repay as much of this outstanding indebtedness as possible.

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock trades on the Nasdaq Global Market under the symbol “EXAC”. The following table sets forth, for the periods indicated, the high and low sales price of our common stock, as reported on the Nasdaq Global Market:

	High	Low
2008
First Quarter	$27.99	$19.61
Second Quarter (through May 8, 2008)	28.72	23.99

2007
First Quarter	$16.75	$14.10
Second Quarter	16.85	14.11
Third Quarter	16.50	15.00
Fourth Quarter	22.25	15.19

2006
First Quarter	$14.30	$11.00
Second Quarter	14.97	12.75
Third Quarter	14.53	12.10
Fourth Quarter	14.50	12.31

We have paid no cash dividends to date on our common stock. We intend to retain all future earnings for the operation and expansion of our business and do not anticipate the payment of cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon a number of factors, including our future earnings, results of operations, capital requirements, financial condition and any restrictions under credit agreements existing from time to time, as well as such other factors as the Board of Directors may deem relevant. Our line of credit with Merrill Lynch Business Financial Services, Inc. limits our ability to pay dividends.

As of March 31, 2008, we had approximately 257 shareholders of record. We believe there are in excess of 3,221 beneficial owners of our common stock.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2007:

•	on an actual basis; and

•

on an adjusted basis to give effect to the issuance of 877,391 shares of our common stock, the maximum number of shares we are offering pursuant to this prospectus supplement, at the offering price of $23.00 per share, after deducting the estimated placement agency fees and our estimated offering expenses.

The information set forth in the following table should be read in conjunction with and is qualified in its entirety by the Company’s audited and unaudited consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement.

	As of December 31, 2007
	Actual	As Adjusted
	(in thousands except share and per share data)
Cash and cash equivalents	$2,038	$20,833

Long-term liabilities, net of current position	$11,654	$11,654

Shareholders’ Equity:
Common stock, $0.01 par value; 30,000,000 shares authorized, 11,611,674 shares issued, as adjusted, 12,489,065	116	125
Additional paid-in capital	27,388	46,174
Accumulated other comprehensive loss	(57)	(57)
Retained Earnings	60,191	60,191

Total shareholders’ equity	$87,638	$106,433

Total capitalization	$99,292	$118,087

Because there is no minimum offering amount required as a condition to the closing of this offering, the actual number of shares sold, the proceeds to us and our capitalization after this offering are not presently determinable and may be substantially different from the amounts set forth above.

The number of shares of our common stock shown above to be outstanding after this offering excludes, as of December 31, 2007:

•	1,209,533 shares of common stock issuable upon the exercise of outstanding stock options at a weighted average exercise price of $13.92 per share; and

•	an aggregate of 363,236 additional shares of common stock reserved for future issuance under our 2003 Executive Incentive Compensation Plan.

PLAN OF DISTRIBUTION

We have entered into a placement agency agreement with Thomas Weisel Partners LLC, or Thomas Weisel, Canaccord Adams Inc., or Canaccord, Robert W. Baird & Co. Incorporated, or Baird, and Noble Financial Capital Markets, or Noble, in respect of the shares of our common stock offered pursuant to this prospectus supplement. Pursuant to the placement agency agreement, Thomas Weisel, Canaccord, Baird and Noble have agreed to act as placement agents in connection with this offering, and each are using their reasonable efforts to introduce us to investors who will purchase the shares we are offering pursuant to this prospectus supplement. None of the placement agents have any obligation to buy any of the shares from us or to arrange the purchase or sale of any specific number or dollar amount of the shares.

We may enter into subscription agreements with investors for the purchase of shares in this offering. The terms of this offering will be subject to market conditions and negotiations between us, the placement agents and prospective investors.

Certain investors purchasing shares of our common stock in this offering may deposit the funds used for such purpose into an escrow account that has been established at Law Debenture Trust Company of New York, referred to as the Escrow Agent. The Escrow Agent will not accept any investor funds until the date of this prospectus supplement. Before the closing date, the Escrow Agent will notify Thomas Weisel when funds to pay for the shares have been received. We will deposit shares of common stock with the Depository Trust Company upon receiving notice from Thomas Weisel that funds to pay for such shares have been received by the Escrow Agent. At the closing, Depository Trust Company will credit the shares to the respective accounts of the investors. If the conditions to this offering are not satisfied or waived on or prior to closing, then all investor funds that were deposited into escrow will be returned promptly to investors and this offering will terminate. We will pay the Escrow Agent a fee in connection with the escrow services.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase shares of common stock, informing investors of the closing date as to such shares. Additionally, investors will be informed of the date on which each must transmit the purchase price into the designated accounts. We currently anticipate that closing of the sale of the shares of common stock will take place on or about May 14, 2008.

We have agreed to indemnify the placement agents and certain other persons against certain liabilities under the Securities Act. We have also agreed under certain circumstances to contribute to payments the placement agents may be required to make in respect of such liabilities. The placement agents have informed us that they will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

We have agreed to certain lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering as set forth in the placement agency agreement. Our executive officers and directors and certain of our stockholders have agreed to lock-up provisions with regard to future sales of our common stock for a period of 90 days after the offering, which period may be extended for up to an additional 18 days under certain circumstances.

We have agreed to pay the placement agents an aggregate fee not to exceed 6% of the proceeds of this offering. The table on the first page of this prospectus supplement shows the per share and total fees we will pay to the placement agents collectively, assuming the sale of all of the shares offered pursuant to this prospectus supplement and the accompanying prospectus.

The foregoing is a brief summary of the material provisions of the placement agency agreement and the subscription agreements and is not a complete statement of their terms and conditions. The placement agency agreement will be attached as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission prior to the consummation of this offering. A form of the subscription agreement is attached as Appendix A to this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, the maximum consideration or discount to be received by any FINRA member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.

The transfer agent for our common stock is American Stock Transfer & Trust Company.

Our common stock is traded on the Nasdaq Global Market under the symbol “EXAC.”

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, is counsel for the placement agents in connection with this offering.

EXPERTS

The consolidated financial statements of Exactech, Inc. as of and for the year ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference in this registration statement on Form S-3 in reliance upon the reports of McGladrey & Pullen, LLP, an independent registered public accounting firm, given upon the authority of said firm as an expert in accounting and auditing.

The financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 16, 2007 (March 14, 2008 as to Note 13), which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard No. 123R “Share-Based Payments” discussed in Note 2 and the retrospective adjustment of the 2006 and 2005 financial statements for a change in composition of reportable segments discussed in Note 13), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov.

We also make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any other reports we file under the Securities Exchange Act of 1934, as amended, as well as Section 16 insider holdings reports on Form 3, Form 4 and Form 5, filed by our executive officers and directors and all amendments to these reports, as soon as reasonably practicable after such material is filed electronically with, or furnished to, the

Securities and Exchange Commission. These reports may be found at http://www.exac.com/Investors/ default.asp by selecting the option entitled “SEC FILINGS”. Additionally, our board committee charters and code of ethics are available on the Company’s website and in print to any shareholder who requests them. Please note that our internet address is included in this prospectus as an inactive textual reference and the information included on our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement as permitted by the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008 and amended on March 31, 2008;

•	our Definitive Proxy Statement on Schedule 14A for our 2008 Annual Shareholders Meeting, filed with the SEC on April 11, 2008;

•	our Current Reports on Form 8-K and 8-K/A filed with the SEC on January 2, 2008, February 27, 2008, March 4, 2008, April 4, 2008 and May 8, 2008.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02 or Item 7.01 of Form 8-K, which information is not incorporated by reference herein), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

Exactech, Inc.

2320 N.W. 66th Court

Gainesville, Florida 32653

Attention: Joel C. Phillips

(352) 377-1140

Appendix A

SUBSCRIPTION AGREEMENT

Exactech, Inc.

2320 Northwest 66th Court

Gainesville, Florida 32653

The undersigned (the “Investor”) hereby confirms its agreement with you as follows:

This Subscription Agreement (this “Agreement”) is made as of the date set forth below between Exactech, Inc. a Florida corporation (the “Company”), and the Investor.

The Company has authorized the sale and issuance to certain investors of up to 877,391 Shares (the “Shares”) of its Common Stock, par value $0.01 per share (the “Common Stock”), for a purchase price of $23.00 per share (the “Purchase Price”).

The offering and sale of the Shares (the “Offering”) are being made pursuant to (i) an effective Registration Statement on Form S-3 (including the Prospectus contained therein (the “Base Prospectus”), the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”), (ii) if applicable, certain “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”)), that have been or will be filed with the Commission and delivered to the Investor on or prior to the date hereof, (iv) a Prospectus Supplement (the “Prospectus Supplement”), containing certain supplemental information regarding the Shares, the Company and the terms of the Offering that will be filed with the Commission and delivered to the Investor along with the Company’s counterpart to this Agreement (or made available to the Investor by the filing by the Company of an electronic version thereof with the Commission).

The Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor the Shares of Common Stock set forth below for the aggregate purchase price set forth below. The Shares shall be purchased pursuant to the Terms and Conditions for Purchase of Shares attached hereto as Annex I and incorporated herein by this reference as if fully set forth herein.

The manner of settlement of the Shares purchased by the Investor shall be determined by such Investor as follows (check one):

☐ A.	Delivery by crediting the account of the Investor’s prime broker (as specified by the Investor on Exhibit A annexed hereto) with the Depository Trust Company (“DTC”) through its Deposit/Withdrawal At Custodian (“DWAC”) system, whereby the Investor’s prime broker shall initiate a DWAC transaction on the Closing Date (as defined in Annex I) using its DTC participant identification number and released by American Stock Transfer & Trust Company, the Company’s transfer agent (the “Transfer Agent”), at the Company’s direction. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	DIRECT THE BROKER-DEALER AT WHICH THE ACCOUNT OR ACCOUNTS TO BE CREDITED WITH THE SHARES ARE MAINTAINED TO SET UP A DWAC INSTRUCTING THE TRANSFER AGENT TO CREDIT SUCH ACCOUNT OR ACCOUNTS WITH THE SHARES, AND

(II)	REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

ABA # 021000089

A/C # 30654582

Ref: Law Debenture

FBO Exactech

– OR –

☐ B.	Delivery versus payment (“DVP”) through DTC (i.e., the Company shall deliver Shares registered in the Investor’s name and address as set forth below and released by the Transfer Agent to the Investor through DTC at the Closing (as defined in Annex I) directly to the account(s) at Thomas Weisel Partners LLC (“TWP”) identified by the Investor and simultaneously therewith payment shall be made by TWP by wire transfer to the Company). NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL:

(I)	NOTIFY TWP OF THE ACCOUNT OR ACCOUNTS AT TWP TO BE CREDITED WITH THE SHARES BEING PURCHASED BY SUCH INVESTOR, AND

(II)	CONFIRM THAT THE ACCOUNT OR ACCOUNTS AT TWP TO BE CREDITED WITH THE SHARES BEING PURCHASED BY THE INVESTOR HAVE A MINIMUM BALANCE EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR.

– OR –

☐ C.	Delivery of physical stock certificates, in no event later than one business day after the Closing, to the Investor at the address set forth on the signature page to this agreement. NO LATER THAN ONE (1) BUSINESS DAY AFTER THE EXECUTION OF THIS AGREEMENT BY THE INVESTOR AND THE COMPANY, THE INVESTOR SHALL REMIT BY WIRE TRANSFER THE AMOUNT OF FUNDS EQUAL TO THE AGGREGATE PURCHASE PRICE FOR THE SHARES BEING PURCHASED BY THE INVESTOR TO THE FOLLOWING ACCOUNT:

ABA # 021000089

A/C # 30654582

Ref: Law Debenture

FBO Exactech

IT IS THE INVESTOR’S RESPONSIBILITY TO (A) MAKE THE NECESSARY WIRE TRANSFER OR CONFIRM THE PROPER ACCOUNT BALANCE IN A TIMELY MANNER AND (B) ARRANGE FOR SETTLEMENT BY WAY OF DWAC, DVP OR PHYSICAL DELIVERY IN A TIMELY MANNER. IF THE INVESTOR DOES NOT DELIVER THE AGGREGATE PURCHASE PRICE FOR THE SHARES OR DOES NOT MAKE PROPER ARRANGEMENTS FOR SETTLEMENT IN A TIMELY MANNER, THE SHARES MAY NOT BE DELIVERED AT CLOSING TO THE INVESTOR OR THE INVESTOR MAY BE EXCLUDED FROM THE CLOSING ALTOGETHER.

I. The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or any of its affiliates, (b) it is not a FINRA member or an Associated Person (as such term is defined under the FINRA Membership and Registration Rules Section 1011) as of the Closing, and (c) neither the Investor nor any group of Investors (as identified in a public filing made with the Commission) of which the Investor is a part in connection with the Offering of the Shares, acquired, or obtained the right to acquire, 20% or more of the Common Stock (or securities convertible into or exercisable for Common Stock) or the voting power of the Company on a post-transaction basis. Exceptions:

(If no exceptions, write “none.” If left blank, response will be deemed to be “none.”)

II. The Investor represents that it has received (or otherwise had made available to it by the filing by the Company of an electronic version thereof with the Commission) the Base Prospectus, dated April 10, 2008, which is a part of the Company’s Registration Statement and the documents incorporated by reference therein, prior to or in connection with the receipt of this Agreement. The Investor acknowledges that, prior to the delivery of this Agreement to the Company, the Investor will receive certain additional information regarding the Offering, including pricing information (the “Offering Information”). The Offering Information may be provided to the Investor by any means permitted under the Act, including in the Prospectus Supplement (delivered to the Investor or made available to it by the filing of an electronic version thereof with the Commission), a free writing prospectus or oral communications.

III. No offer by the Investor to buy Shares will be accepted and no part of the Purchase Price will be delivered to the Company until the Investor has received the Offering Information and the Company has accepted such offer by countersigning a copy of this Agreement, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to the Company (or the Placement Agents on behalf of the Company) sending (orally, in writing or by electronic mail) notice of its acceptance of such offer. An indication of interest will involve no obligation or commitment of any kind until the Investor has been delivered the Offering Information and this Agreement is accepted and countersigned by or on behalf of the Company.

[The remainder of this page has been intentionally left blank.]

Number of Shares:

Purchase Price Per Share: $

Aggregate Purchase Price: $

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Dated as of: May , 2008

INVESTOR

By:

Print Name:

Title:

Address:

Agreed and Accepted

this     th day of ____________, 2008:

EXACTECH, INC.

By:

Title:

ANNEX I

TERMS AND CONDITIONS FOR PURCHASE OF SHARES

1. Authorization and Sale of the Shares. Subject to the terms and conditions of this Agreement, the Company has authorized the sale of the Shares.

2. Agreement to Sell and Purchase the Shares; Placement Agents.

2.1 At the Closing (as defined in Section 3.1), the Company will sell to the Investor, and the Investor will purchase from the Company, upon the terms and conditions set forth herein, the number of Shares set forth on the last page of the Agreement to which these Terms and Conditions for Purchase of Shares are attached as Annex I (the “Signature Page”) for the aggregate purchase price therefor set forth on the Signature Page.

2.2 The Company proposes to enter into substantially this same form of Subscription Agreement with certain other investors (the “Other Investors”) and expects to complete sales of Shares to them. The Investor and the Other Investors are hereinafter sometimes collectively referred to as the “Investors,” and this Agreement and the Subscription Agreements executed by the Other Investors are hereinafter sometimes collectively referred to as the “Agreements.”

2.3 Investor acknowledges that the Company intends to pay Thomas Weisel Partners LLC, Canaccord Adams Inc., Robert W. Baird & Co. Incorporated and Noble Financial Capital Markets (the “Placement Agents”) a fee (the “Placement Fee”) in respect of the sale of Shares to the Investor.

2.4 The Company has entered into a Placement Agency Agreement (the “Agency Agreement”) with the Placement Agents that contains certain representations, warranties, covenants and agreements of the Company that may be relied upon by the Investor, which shall be a third party beneficiary thereof. A copy of the Agency Agreement is available upon request.

3. Closings and Delivery of the Shares and Funds.

3.1 Closing. The completion of the purchase and sale of the Shares (the “Closing”) will occur at a place and time (the “Closing Date”) to be specified by the Company and the Placement Agents, and of which the Investors will be notified in advance by the Placement Agents, in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934. At the Closing, (a) the Company will cause the Transfer Agent to deliver to the Investor the number of Shares set forth on the Signature Page registered in the name of the Investor or, if so indicated on the Investor Questionnaire attached hereto as Exhibit A, in the name of a nominee designated by the Investor and (b) the aggregate purchase price for the Shares being purchased by the Investor will be delivered by or on behalf of the Investor to the Company.

3.2 (a) Conditions to the Company’s Obligations. The Company’s obligation to issue the Shares to the Investor will be subject to the receipt by the Company of the purchase price for the Shares being purchased hereunder as set forth on the Signature Page and the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing Date.

(b) Conditions to the Investor’s Obligations. The Investor’s obligation to purchase the Shares will be subject to the accuracy of the representations and warranties made by the Company and the fulfillment of those undertakings of the Company to be fulfilled prior to the Closing Date, including, without limitation, those contained in the Agency Agreement (collectively, the “Company Closing Conditions”). The Investor’s obligations are expressly not conditioned on the purchase by any or all of the other Investors of the Shares that they have agreed to purchase from the Company.

3.3 Delivery of Funds.

(a) Delivery by Electronic Book-Entry at The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the following account (the “Escrow Account”) designated by the Company and the Placement Agents pursuant to the terms of that certain Escrow Agreement (the “Escrow Agreement”) dated as of May 8, 2008, by and among the Company, Thomas Weisel Partners LLC and Law Debenture Trust Company of New York (the “Escrow Agent”):

ABA # 021000089 A/C # 30654582 Ref: Law Debenture FBO Exactech

Such funds shall be held in escrow in a non-interest bearing account until the Closing and delivered by the Escrow Agent on behalf of the Investors to the Company upon the satisfaction, in the sole judgment of the Placement Agents, of the Company Closing Conditions. The Placement Agents shall have no rights in or to any of the escrowed funds, unless the Placement Agents and the Escrow Agent are notified in writing by the Company in connection with the Closing that a portion of the escrowed funds shall be applied to the Placement Fee. The Company and the Investor agree to indemnify and hold the Escrow Agent harmless from and against any and all losses, costs, damages, expenses and claims (including, without limitation, court costs and reasonable attorneys fees) (“Losses”) arising under this Section 3.3 or otherwise with respect to the funds held in escrow pursuant hereto or arising under the Escrow Agreement, unless it is finally determined that such Losses resulted directly from the willful misconduct or gross negligence of the Escrow Agent. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for any special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

Investor shall also furnish to the Placement Agents a completed W-9 form (or, in the case of an Investor who is not a United States citizen or resident, a W-8 form).

(b) Delivery Versus Payment through The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall confirm that the account or accounts at Thomas Weisel Partners LLC to be credited with the Shares being purchased by the Investor have a minimum balance equal to the aggregate purchase price for the Shares being purchased by the Investor.

(c) Physical Delivery Versus Payment through the Escrow Agent. If the investor elects to settle the Shares purchased by such Investor by physical delivery versus payment through the Escrow Agent, the Investor shall remit by wire transfer the amount of funds equal to the aggregate purchase price for the shares being purchased by the Investor to the Escrow Account.

3.4 Delivery of Shares.

(a) Delivery by Electronic Book-Entry at The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor through delivery by electronic book-entry at DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares being purchased by such Investor are maintained, which broker/dealer shall be a DTC participant, to set up a Deposit/Withdrawal at Custodian

(“DWAC”) instructing American Stock Transfer & Trust Company, the Company’s transfer agent, to credit such account or accounts with the Shares by means of an electronic book-entry delivery. Such DWAC shall indicate the settlement date for the deposit of the Shares, which date shall be provided to the Investor by the Placement Agents. Simultaneously with the delivery to the Company by the Escrow Agent of the funds held in escrow pursuant to Section 3.3 above, the Company shall direct its transfer agent to credit the Investor’s account or accounts with the Shares pursuant to the information contained in the DWAC.

(b) Delivery Versus Payment through The Depository Trust Company. If the Investor elects to settle the Shares purchased by such Investor by delivery versus payment through DTC, no later than one (1) business day after the execution of this Agreement by the Investor and the Company, the Investor shall notify Thomas Weisel Partners LLC of the account or accounts at Thomas Weisel Partners LLC to be credited with the Shares being purchased by such Investor. On the Closing Date, the Company shall deliver the Shares to the Investor directly to the account(s) at Thomas Weisel Partners LLC, as applicable, identified by Investor and simultaneously therewith payment shall be made from such account(s) to the Company through DTC.

(c) Physical Delivery Versus Payment through the Escrow Agent. If the Investor elects to settle the Shares purchased by such Investor by physical delivery versus payment through the Escrow Agent, the Investor shall set forth on the Signature Page the address to which the physical certificates representing the Shares shall be delivered. On the Closing Date, the Company shall cause the Transfer Agent to deliver the physical certificates to such address.

4. Representations, Warranties and Covenants of the Investor.

4.1 The Investor represents and warrants to, and covenants with, the Company that (a) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to, investments in shares presenting an investment decision like that involved in the purchase of the Shares, including investments in securities issued by the Company and investments in comparable companies, and has requested, received, reviewed and considered all information it deemed relevant in making an informed decision to purchase the Shares, (b) the Investor has answered all questions on the Signature Page and the Investor Questionnaire attached as Exhibit A attached hereto for use in preparation of the Prospectus Supplement and the answers thereto are true and correct as of the date hereof and will be true and correct as of the Closing Date and (c) the Investor, in connection with its decision to purchase the number of Shares set forth on the Signature Page, relied only upon any or all of the following: the Registration Statement, the Base Prospectus, the Prospectus Supplement, any Time of Sale Information (as defined in the Agency Agreement) provided to the Investor and the representations and warranties of the Company contained herein.

4.2 The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company or any Placement Agent that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required. Each Investor outside the United States will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers Shares or has in its possession or distributes any offering material, in all cases at its own expense. The Placement Agents are not authorized to make and have not made any representation or use of any information in connection with the issue, placement, purchase and sale of the Shares, except as set forth or incorporated by reference in the Registration Statement, the Base Prospectus, the Prospectus Supplement or the Time of Sale Information (as defined in the Agency Agreement).

4.3 The Investor further represents and warrants to, and covenants with, the Company that (a) the Investor has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (b) this Agreement constitutes a valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and except as the indemnification agreements of the Investors herein may be legally unenforceable.

4.4 The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase and sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of Shares.

4.5 Since the date on which the Company or the Placement Agent first contacted such Investor about the Offering, Investor has not engaged in any transactions in the securities of the Company (including, without limitation, any Short Sales (as defined below) involving the Company’s securities). Each Investor covenants that it will not engage in any transactions in the securities of the Company (including Short Sales) prior to the time that the transactions contemplated by this Agreement are publicly disclosed. Each Investor agrees that it will not use any of the Shares acquired pursuant to this Agreement to cover any short position in the Common Stock if doing so would be in violation of applicable securities laws. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sales contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

5. Survival of Representations, Warranties and Agreements. Notwithstanding any investigation made by any party to this Agreement or by any Placement Agent, all covenants, agreements, representations and warranties made by the Company and the Investor herein will survive the execution of this Agreement, the delivery to the Investor of the Shares being purchased and the payment therefor.

6. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (a) if within the domestic United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile or (b) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (i) if delivered by first-class registered or certified mail domestic, three business days after so mailed, (ii) if delivered by nationally recognized overnight carrier, one business day after so mailed, (iii) if delivered by International Federal Express, two business days after so mailed and (iv) if delivered by facsimile, upon electric confirmation of receipt and shall be delivered and addressed as follows:

if to the Company, to:

Exactech, Inc.

2320 Northwest 66th Court

Gainesville, Florida 32653

Attention: Joel C. Phillips

Facsimile No.: (352) 378-2617

with a copy to:

Greenberg Traurig, P.A.

1221 Brickell Avenue

Miami, Florida 33131

Attention: Jaret L. Davis, Esq.

Facsimile No.: (305) 579-0717

if to the Investor, at its address on the Signature Page hereto, or at such other address or addresses as may have been furnished to the Company in accordance with this Section 6.

7. Changes. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Investor.

8. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and will not be deemed to be part of this Agreement.

9. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

10. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflicts of law that would require the application of the laws of any other jurisdiction.

11. Counterparts. This Agreement may be executed in two or more counterparts, each of which will constitute an original, but all of which, when taken together, will constitute but one instrument, and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties. The Company and the Investor acknowledge and agree that the Company shall deliver its counterpart to the Investor along with the Prospectus Supplement.

12. Confirmation of Sale. The Investor acknowledges and agrees that such Investor’s receipt of the Company’s counterpart to this Agreement, together with the Prospectus Supplement, shall constitute written confirmation of the Company’s sale of Shares to such Investor.

13. Press Release. The Company and the Investor agree that the Company shall issue a press release announcing the Offering prior to the opening of the financial markets in New York City on the business day immediately after the date hereof.

14. Termination. In the event that the Agency Agreement is terminated by the Placement Agents pursuant to the terms thereof, this Agreement shall terminate without any further action on the part of the parties hereto.

EXHIBIT A

EXACTECH, INC.

INVESTOR QUESTIONNAIRE

Pursuant to Section 3 of Annex I to the Agreement, please provide us with the following information:

1. The exact name that your Shares are to be registered in. You may use a nominee name if appropriate:

2. The relationship between the Investor and the registered holder listed in response to item 1 above:

3. The mailing address of the registered holder listed in response to item 1 above:

4. The Social Security Number or Tax Identification Number of the registered holder listed in the response to item 1 above:

5. Name of DTC Participant (broker-dealer at which the account or accounts to be credited with the Shares are maintained), if applicable:

6. DTC Participant Number, if applicable:

7. Name of Account at DTC Participant being credited with the Shares, if applicable:

8. Account Number at DTC Participant being credited with the Shares, if applicable:

PROSPECTUS

EXACTECH, INC.

$100,000,000

Common Stock

Preferred Stock

Warrants

We are Exactech, Inc., a corporation incorporated under the laws of the State of Florida. This prospectus relates to the public offer and sale of common stock, preferred stock and warrants which we may offer from time to time in one or more series, with an aggregate public offering price of up to $100,000,000. We may offer and sell the securities separately, together or as units, in separate classes or series, in amounts, at prices and on terms to be determined at the time of sale and set forth in a supplement to this prospectus.

Each time we sell securities under this prospectus, we will provide the specific terms of the particular securities in a supplement to this prospectus which will include, as applicable:

•	in the case of common stock, the number of shares of common stock and any initial offering price;

•

in the case of preferred stock, the number of shares of preferred stock, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; and

•	in the case of warrants to purchase common or preferred stock , the duration, offering price, exercise price, detachability and other material terms.

The supplement to this prospectus will also contain information, where appropriate, about the risk factors and U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities being offered pursuant to that supplement. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

We may offer the securities from time to time through public or private transactions, directly or through underwriters, agents or dealers and in the case of our common stock, on or off the NASDAQ Global Market, at prevailing market prices or at privately negotiated prices. If any underwriters, agents or dealers are involved in the sale of any of these securities, the applicable prospectus supplement will set forth the names of the underwriter, agent or dealer and any applicable fees, commissions or discounts. The supplements to this prospectus will designate the terms of our plan of distribution.

See “RISK FACTORS” on page 6 for information you should consider before buying these securities.

Our common stock is listed on the NASDAQ Global Market under the symbol “EXAC.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is April 10, 2008.

Prospective investors may rely only on the information contained in this prospectus. We have not authorized anyone to provide prospective investors with different or additional information. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of these securities.

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time in one or more offerings. We may use this prospectus to offer and sell up to a total of $100,000,000 of our securities. This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with the additional information described under the heading “Incorporation of Certain Documents by Reference” found on page 17.

You should rely only on the information contained herein or incorporated by reference in this prospectus and the supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated herein by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

We will not use this prospectus to offer and sell securities unless it is accompanied by a supplement that more fully describes the securities being offered and the terms of the offering.

FORWARD-LOOKING INFORMATION

We are making this statement pursuant to the safe harbor provisions for forward-looking statements described in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but are the intent, belief, or current expectations of our business and industry. We make statements in this prospectus, including statements that are incorporated by reference, that are forward-looking. When used in this prospectus or in any other presentation, statements which are not historical in nature, including the words “anticipate,” “estimate,” “could,” “should,” “may,” “plan,” “seek,” “expect,” “believe,” “intend,” “target,” “project” and similar expressions are intended to identify forward-looking statements. They also include statements regarding:

•	our future growth and profitability;

•	our competitive strengths; and

•	our business strategy and the trends we anticipate in the industries and economies in which we operate.

These forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions. These statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control, are difficult to predict, and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. Important factors that could cause actual results to differ materially from those in forward-looking statements include:

•	economic downturns, reduced capital expenditures, consolidation and technological and regulatory changes in the industries we serve;

•	the highly competitive nature of our industry;

•	our ability to attract and retain qualified managers and skilled employees;

•	the outcome of our plans for future operations and growth; and

•	the other factors referenced in this prospectus, including, without limitation, under “Risk Factors.”

We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. These and other risks are detailed in this prospectus, in the documents that we incorporate by reference into this prospectus and in other documents that we file with the SEC. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this prospectus to reflect future events or circumstances. We qualify any and all of our forward-looking statements by these cautionary factors.

EXACTECH, INC.

This summary highlights selected information and does not contain all the information that is important to you. You should carefully read this prospectus, any applicable prospectus supplement and the documents we have referred you to in “Incorporation of Certain Documents by Reference” on page 17 of this prospectus for information about us and our financial statements.

Except where the context otherwise requires, the terms “we,” “us,” “our” or “Exactech” refer to the business of Exactech, Inc. and its consolidated subsidiaries.

Our Business

We develop, manufacture, market, distribute and sell orthopaedic implant devices, related surgical instrumentation and biologic services to hospitals and physicians in the United States and internationally. Exactech was founded by an orthopaedic surgeon in November 1985, and is incorporated under the laws of the State of Florida. Our revenues are principally derived from sales and distribution of our joint replacement systems, including knee, upper extremity, and hip implant systems, and distribution of biologic allograft services and bone cement materials used in orthopaedic surgery.

We manufacture some components of our knee, upper extremity, and hip joint replacement systems at our facility in Gainesville, Florida utilizing modern, highly automated computer aided manufacturing equipment. Our cellular based manufacturing processes, which are organized in groups, or cells, are dedicated to specific product lines to minimize change-over and increase efficiency, and are designed to help us reduce our production cycle times while permitting flexibility to adjust quickly to changes in demand. In addition, to supplement our manufacturing of components, we have formed strategic alliances with suppliers and business partners to externally manufacture some components. Additionally, we acquire and distribute other products and services through exclusive agreements, such as Exactech’s agreement with Tecres, S.p.A, and non-exclusive agreements, such as with Regeneration Technologies, Inc. and Biomatlante SARL.

Our joint replacement products are used by orthopaedic surgeons to repair or replace joints that have deteriorated as a result of injury or disease. Reconstructive joint surgery involves the modification of the area surrounding the affected joint and the insertion of a set of manufactured implant components to replace or augment the joint. During the surgery, the surgeon removes damaged cartilage and a portion of the bones that comprise the joint, prepares the remaining bone surfaces and surrounding tissue and then installs the implant. When necessary, the surgeon uses biologic allograft services, like those services distributed by us, to repair bone defects and provide an environment to stimulate new bone growth. In many joint replacement procedures, acrylic bone cement is used to affix implant components to the prepared bone surfaces.

Recent Events

Altiva Acquisition

On January 2, 2008, we acquired Altiva Corporation, a North Carolina-based spinal products company, pursuant to an Agreement and Plan of Merger dated December 7, 2007, which we refer to as the merger agreement. Under the merger agreement, Altiva, a Delaware Corporation, merged with and into our wholly-owned subsidiary, Exactech Spine, Inc., a Florida corporation, with the result that Altiva survived the merger and became our wholly-owned subsidiary. Altiva offers a spinal fusion product line including implants and instrumentation that address major spinal pathologies, and the company has assembled a strong spinal products portfolio by combining intellectual property acquisitions with various distribution agreements.

Included in the purchase price for the acquisition of Altiva was an amount equal to the $1.0 million original minority investment made by us on October 29, 2003, $5.0 million representing certain indebtedness extended by us to Altiva, which indebtedness was converted into Altiva shares and subsequently exchanged on the closing date in accordance with the merger agreement, and approximately $6.7 million paid by us to certain stockholders of Altiva. As a result of the acquisition, we acquired all of Altiva’s assets and assumed all liabilities, including the $6.0 million long-term line of credit of Altiva guaranteed by us. The $6.7 million of aggregate consideration paid to certain stockholders of Altiva is composed of approximately $5.1 million in cash and shares of our common stock, par value $0.01 per share, worth, in the aggregate, $1.6 million. As set forth in the merger agreement, certain of the Altiva stockholders received only cash, certain of the Altiva stockholders received only shares of our common stock and certain of the Altiva stockholders received a combination of cash and shares of our common stock. For the benefit of those Altiva stockholders receiving shares of our common stock under the Merger Agreement, we entered into a registration rights agreement with such stockholders, pursuant to which we registered for resale under the Securities Act of 1933, as amended, the shares of our common stock issued to the Altiva stockholders. The registration statement on Form S-3 in respect of such shares became effective on February 7, 2008.

On December 31, 2007, certain common stockholders of Altiva filed an action in the Court of Chancery of the State of Delaware against Altiva, as nominal defendant, and each of the persons comprising the board of directors of Altiva. The stockholders generally allege that the merger is unfair to Altiva’s common stockholders and that the Altiva board of directors breached its fiduciary duty to Altiva and its stockholders in connection with the merger and certain other transactions leading up to the merger. The stockholders seek, among other things, declaratory relief, compensatory, consequential and rescissory damages and pre and post-judgment interest. We believe that the claims of these stockholders are without merit, and we intend to vigorously defend against all such claims; however, we are unable to predict the ultimate outcome of this litigation.

New Distribution Subsidiary

During the first quarter of 2008, we finalized arrangements to create a direct distribution operation in Japan, Exactech KK, Inc., where we previously sold our products through an independent distributor. The direct operation sales and logistics subsidiary based in Tokyo enables us to directly control our Japanese marketing and distribution operations.

Potential Acquisition

On February 22, 2008, we signed a share purchase agreement to acquire France Medica SAS, a Strasbourg-based importer and distributor of orthopaedic products and surgical supplies. The total purchase price is projected to be 6.8 million to 7.1 million euros, or approximately $10.1 million and $10.5 million, respectively, based on an exchange rate of $1.48 per 1.00 euro on February 25, 2008. The purchase price for France Medica involves 5.4 million euros, or approximately $8.0 million, to be paid upon closing and 1.4 million to 1.7 million euros, or $2.1 million to $2.5 million, in earn-out payments based on the performance of France Medica over the next two years. In addition to distributing our Optetrak® knee system, France Medica also provides hips, shoulders, trauma products and instrumentation sets for clinics and hospitals throughout France. The closing is expected to be completed in the second quarter of 2008.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our historical ratio of earnings to fixed charges and ratio of earnings to combined fixed charges for the periods indicated. We had no preferred stock outstanding and did not pay preferred stock dividends during these periods.

	Year Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	14.91	6.99	15.91	48.00	60.77

The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings consists of pre-tax income from continuing operations before fixed charges, amortization of capitalized interest and minority interest minus interest capitalized. Fixed charges consists of the sum of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses relating to indebtedness and an estimate of the interest within rental expense.

Company Information

Our principal executive offices are located at 2320 Northwest 66th Court, Gainesville, Florida 32653, and our telephone number is (352) 377-1140. You may also contact us or obtain additional information through our internet website address at www.exac.com. Information contained on our website is not incorporated into this prospectus and is not a part of this prospectus.

RISK FACTORS

You should carefully consider the “Risk Factors” contained in our most recent annual report on Form 10-K, as updated or supplemented by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K to the extent filed, each of which are incorporated herein by reference and in the supplement to this prospectus before buying any offered securities, as the same may be updated from time to time by our future filings under the Exchange Act.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we expect to use the net proceeds of the sale of these securities for general corporate purposes, which may include repayment of existing indebtedness, working capital, capital expenditures, acquisitions, joint ventures and stock repurchase programs. As of the date of this prospectus, we have not identified as probable any specific material proposed uses of these proceeds. If, as of the date of any prospectus supplement, we have identified any such uses, then we will describe them in the prospectus supplement. The amount of securities offered from time to time pursuant to this prospectus and any prospectus supplement, and the precise amounts and timing of the application of net proceeds from the sale of those securities, will depend upon our funding requirements. If we elect at the time of an issuance of securities to make different or more specific use of proceeds than described in this prospectus, such use will be described in the prospectus supplement relating to those securities.

PLAN OF DISTRIBUTION

We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through one or more agents or broker dealers, including those engaged solely as agents to facilitate the direct sale of securities to particular investors. The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and the net proceeds we will receive from such sale;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

We may distribute our securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including at negotiated prices and in “at-the-market” offerings. We may sell our securities through a rights offering, forward contracts or similar arrangements.

Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common stock sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the NASDAQ Global Market or such other stock exchange that our securities are trading upon.

Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

The securities being offered under this prospectus, other than our common stock, will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement. It has not presently been established whether the underwriters, if any, as identified in a prospectus supplement, will make a market in the securities. If the underwriters make a market in the securities, the market making may be discontinued at any time without notice. We cannot provide any assurance as to the liquidity of the trading market for the securities.

An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the securities may be traded. If commenced, the underwriters may discontinue these activities at any time.

THE SECURITIES WE MAY OFFER

We may sell from time to time, in one or more offerings, common stock, preferred stock and warrants to purchase common stock or preferred stock, all in a dollar amount that does not exceed, in the aggregate, $100,000,000. This prospectus contains only a summary of the securities we may offer. The specific terms of any securities actually offered for sale, together with the terms of that offering, the initial price and the net proceeds to us from the sale of such securities, will be set forth in an accompanying prospectus supplement. That prospectus supplement also will contain information, as applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed. This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of our common stock. A prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. A copy of our articles of incorporation, as amended, has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Our common stock and the rights of the holders of our common stock are subject to this applicable provisions of the Florida Business Corporation Act, our articles of incorporation, as amended, our bylaws, the rights of the holders of our preferred stock, if any, and the rights of the holders of our debt securities, if any.

As of March 7, 2008, under our articles of incorporation, we had the authority to issue 30,000,000 shares of common stock, par value $0.01 per share, of which 11,690,389 shares of our common stock were outstanding. Approximately 250,000 shares of our common stock have been reserved for issuance pursuant to our 1999 Employee Stock Purchase Plan.

The following description of our common stock and any description of our common stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the Florida Business Corporation Act and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

Preemptive Rights

The holders of our common stock do not have preemptive rights to purchase or subscribe for any stock or other securities of ours.

Voting Rights

Each outstanding share of our common stock is entitled to one vote per share on all matters to be voted upon by shareholders and to vote together as a single class for the election of directors and in respect of other corporate matters. At a meeting of shareholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our articles of incorporation or bylaws. Directors are elected by a plurality of the votes of the shares present at a meeting. There is no cumulative voting with respect to the election of directors or any other matter.

Dividends

Holders of our common stock are entitled to receive dividends or other distributions when and if declared by our board of directors. The right of our board of directors to declare dividends, however, is subject to the rights of the holders of other classes of our capital stock, if any, and the availability of sufficient funds under Florida law to pay dividends. To date, we have not paid cash dividends on our common stock. We intend to retain all future earnings for the operation and expansion of our business and do not anticipate the payment of cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon a number of factors, including future earnings, results of operations, capital requirements, our financial condition and any restrictions under credit agreements existing from time to time, as well as such other factors as our board of directors may deem relevant. We maintain a credit facility with Merrill Lynch Business Financial Services, Inc., which limits our ability to pay dividends.

Liquidation Rights

In the event of our liquidation, subject to the rights, if any, of the holders of other classes of our capital stock, the holders of our common stock are entitled to receive any of our assets available for distribution to our shareholders ratably in proportion to the number of shares held by them.

Options

From time to time, we have issued and expect to continue to issue options to various advisors, consultants, employees and officers of the Company. As of December 31, 2007, a total of 1,209,533 shares of our common stock were issuable upon conversion or exercise, as the case may be, of outstanding options. Pursuant to our 2003 Executive Incentive Compensation Plan (referred to as the 2003 Plan), we may award stock-based compensation, including options, stock appreciation rights, restricted stock and other stock-based incentive compensation awards to key employees, directors and independent agents and consultants. As of December 31, 2007, an aggregate of 363,236 shares of our common stock remain available for issuance under the 2003 Plan.

Anti-Takeover Effects of Provisions of the Charter and Bylaws and of Florida Law

Our articles of incorporation and bylaws contain provisions that could discourage, delay or prevent a tender offer or takeover attempt at a price which many shareholders may find attractive. The existence of these provisions which are described below could limit the price that investors might otherwise pay in the future for shares of our common stock.

Articles of Incorporation and Bylaws

Stock Issuance.    Our board of directors, without shareholder approval, has the authority under our articles of incorporation, to issue additional shares of our common stock. As a result, common stock could be issued quickly and easily to delay or prevent a change of control or make removal of management more difficult. This provision may significantly affect another person or entity’s interest in acquiring a substantial or controlling position in shares of our common stock and enhance the ability of our board of directors to take action in light of such an acquisition by a third party.

Blank Check Preferred Stock.    Our board of directors, without shareholder approval, has the authority under our articles of incorporation, as amended, to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Election of Directors.    Our articles of incorporation, as amended, provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Our bylaws provide that a majority of directors then in office may fill any vacancy occurring on the board of directors, even though less than a quorum may then be in office. These provisions may discourage a third party from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

Shareholder Action.    Our amended articles of incorporation provide that shareholders may only act at meetings of shareholders and not by written consent in lieu of a shareholders’ meeting, except as may be provided in the designation of the preferences, limitations and relative rights of any series of our preferred stock or unless all of the shares of our common stock are owned by a single shareholder.

Shareholder Meetings.    Our amended articles of incorporation and bylaws provide that we will hold a special meeting of shareholders on a proposed issue or issues at the request of shareholders only upon the receipt by our Secretary of written demands for the meeting from the holders of not less than 25% of our voting shares. Our amended articles of incorporation also provide that shareholders may only conduct business at special meetings of shareholders that was specified in the notice of the meeting. This provision may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called shareholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

Requirements for Advance Notification of Shareholder Nominations and Proposals.    Our amended articles of incorporation and bylaws provide that a shareholder seeking to bring business before an annual or special meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice of this intention in writing. To be timely, a shareholder must deliver or mail the notice and we must receive the notice according to the timetables provided in our amended articles of incorporation and bylaws. Our amended articles of incorporation and bylaws also specify requirements as to the form and content of the shareholder’s notice. These provisions could delay shareholder actions that are favored by the holders of a majority of our outstanding stock until the next shareholders’ meeting.

Super-Majority Voting for Interested Shareholder Transactions—“Fair Price” Provision.    We have provisions in our amended articles of incorporation which provide that a business combination transaction with a person who beneficially owns 10% or more of our outstanding voting shares must be approved by a vote of not less than 66- 2/3% of our outstanding voting shares unless the business combination transaction is approved by a majority of our disinterested directors or the transaction meets certain minimum price criteria and the person who beneficially owns more than 10% of our outstanding voting shares follows certain procedural requirements. These provisions may significantly affect another person or entity’s interest in acquiring a substantial or controlling position in shares of our common stock and enhance the ability of our board of directors to take action in light of such an acquisition by a third party.

Florida Anti-Takeover Statute

As a Florida corporation, we are subject to certain anti-takeover provisions that apply to public corporations under Florida law. Pursuant to Section 607.0901 of the Florida Business Corporation Act, or the Florida Act, a publicly held Florida corporation may not engage in a broad range of business combinations or other extraordinary corporate transactions with an interested shareholder without the approval of the holders of two-thirds of the voting shares of the corporation (excluding shares held by the interested shareholder), unless:

•	the transaction is approved by a majority of disinterested directors before the shareholder becomes an interested shareholder;

•	the interested shareholder has owned at least 80% of the corporation’s outstanding voting shares for at least five years preceding the announcement date of any such business combination;

•

the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors; or

•	the consideration paid to the holders of the corporation’s voting stock is at least equal to certain fair price criteria.

An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of a corporation’s outstanding voting shares. We have not made an election in our amended articles of incorporation to opt out of Section 607.0901.

In addition, we are subject to Section 607.0902 of the Florida Act which prohibits the voting of shares in a publicly held Florida corporation that are acquired in a control share acquisition unless

(i) our board of directors approved such acquisition prior to its consummation or (ii) after such acquisition, in lieu of prior approval by our board of directors, the holders of a majority of the corporation’s voting shares, exclusive of shares owned by officers of the corporation, employee directors or the acquiring party, approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to 20% or more of the total voting power in an election of directors.

Limitation of Liability and Indemnification

Under Section 607.0831 of the Florida Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act unless the director breached or failed to perform his duties as a director and the director’s breach of, or failure to perform, those duties constitutes:

•	a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

•	a transaction from which the director derived an improper personal benefit, either directly or indirectly;

•	an unlawful distribution;

•

in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or

•

in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

Our bylaws limit the liability of our directors, officers and employees and provide that we shall indemnify our directors, officers, employees, and agents against expenses, judgments, fines and amounts paid in settlement that are incurred by reason of the fact that such person is or was our director, officer, employee, and/or agent.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling us under the provisions that we describe above or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our bylaws also permit us to purchase and maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification for that liability. We have obtained liability insurance for our officers and directors in the amount of $5.0 million. At the present time, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for indemnification.

Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “EXAC.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 11219.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, then you should rely on the information in the prospectus supplement. A copy of our articles of incorporation, as amended, has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement. Articles of amendment to the articles of incorporation will specify the terms of the preferred stock being offered, and will be filed or incorporated by reference as an exhibit to the registration statement before the preferred stock is issued. The following description of our preferred stock, and any description of the preferred stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the Florida Business Corporation Act and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

As of March 31, 2008, under our articles of incorporation, as amended, we had the authority to issue 2,000,000 shares of preferred stock, par value $0.01 per share, which are issuable in series on terms to be determined by our board of directors. Accordingly, our board of directors is authorized, without action by the shareholders, to issue preferred stock from time to time with the dividend, liquidation, conversion, voting and other rights and restrictions as it may determine. All shares of any one series of our preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All shares of any one series shall rank equally and shall provide for other terms as described in the applicable prospectus supplement.

The following description of our preferred stock, and any description of our preferred stock in a prospectus supplement may not be complete and is subject to, and qualified in its entirety by reference to, the Florida Business Corporation Act and the actual terms and provisions contained in our articles of incorporation and bylaws, each as amended from time to time.

Terms

Unless provided in a supplement to this prospectus, the shares of our preferred stock to be issued will have no preemptive rights. Any prospectus supplement offering our preferred stock will furnish the following information with respect to the preferred stock offered by that prospectus supplement:

•	number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights;

•	dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	the date from which distributions on the preferred stock shall accumulate, if applicable;

•	right to convert the preferred stock into a different type of security;

•	voting rights attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock;

•

the relative ranking and preferences of the preferred stock as to distribution rights (including whether any liquidation preference as to the preferred stock will be treated as a liability for purposes of determining the availability of assets for distributions to holders of stock ranking junior to the shares of preferred stock as to distribution rights);

•

any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

Unless otherwise indicated in the applicable supplement to this prospectus, shares of our preferred stock will rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred stock; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, our preferred shareholders are entitled to receive distributions when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of preferred shares, common stock and other parity equity securities outstanding.

Voting Rights

Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred stock will not have any voting rights.

Liquidation Preference

Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred stock will have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity security shall share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into other securities will be set forth in the applicable supplement to this prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

Registrar and Transfer Agent

The registrar and transfer agent for our preferred stock will be set forth in the applicable supplement to this prospectus.

If our board of directors decides to issue any preferred stock, it may discourage or make more difficult a merger, tender offer, business combination or proxy contest, assumption of control by a holder of a large block of our securities or the removal of incumbent management, even if these events were favorable to the interests of shareholders. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights and dividend and liquidation preferences which may adversely affect the holders of common stock.

DESCRIPTION OF WARRANTS

We may issue warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities. Warrants may be issued independently or together with any shares of common stock or preferred stock offered by any prospectus supplement and may be attached to or separate from these shares of common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following description of the warrants, and any description of the warrants in a prospectus supplement, may not be complete and is subject to, and qualified in its entirety by reference to, the underlying warrant agreement, which we will file or incorporate by reference as an exhibit to the registration statement with the SEC at or prior to the time of the sale of the warrants. You should refer to, and read this summary together with, the warrant agreement and the applicable prospectus supplement to review the terms of a particular series of our warrants that may be important to you. You can obtain copies of any form of warrant agreement or other agreement pursuant to which the warrants are issued by following the directions described under the caption “Where You Can Find More Information” on page 17.

Terms

If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued and sold;

•	the currency, currencies, including composite currencies or currency units, in which the price of the warrants may be payable;

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants shall commence and the date on which this right shall expire;

•	whether the warrants will be issued in registered or bearer form;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants

Each warrant will entitle the holder to purchase a number of shares of common stock or preferred stock at an exercise price as shall in each case be set forth, or otherwise be in calculable from, in the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to such warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the shares of common stock or preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

LEGAL MATTERS

Certain legal matters with respect to the validity of the securities offered under this prospectus and any supplement hereto will be passed upon for us by Greenberg Traurig, P.A., Miami, Florida. Counsel for any underwriter or agents will be noted in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Exactech, Inc. as of and for the year ended December 31, 2007, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference in this registration statement on Form S-3 in reliance upon the reports of McGladrey & Pullen, LLP, an independent registered public accounting firm, given upon the authority of said firm as an expert in accounting and auditing.

The financial statements and the related financial statement schedule, incorporated in this Prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report dated March 16, 2007 (March 14, 2008 as to Note 13), which is incorporated herein by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standard No. 123R “Share-Based Payments” discussed in Note 2 and the retrospective adjustment of the 2006 and 2005 financial statements for a change in composition of reportable segments discussed in Note 13), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any documents that we have filed with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission’s website at http://www.sec.gov.

We also make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any other reports we file under the Securities Exchange Act of 1934, as amended, as well as Section 16 insider holdings reports on Form 3, Form 4 and Form 5, filed by our executive officers and directors and all amendments to these reports, as soon as reasonably practicable after such material is filed electronically with, or furnished to, the Securities and Exchange Commission. These reports may be found at http://www.exac.com/Investors/default.asp by selecting the option entitled “SEC FILINGS”. Additionally, our board committee charters and code of ethics are available on the Company’s website and in print to any shareholder who requests them. Please note that our internet address is included in this prospectus as an inactive textual reference and the information included on our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

This prospectus is part of a registration statement that we filed with the SEC. This prospectus and any subsequent prospectus supplements do not contain all of the information in the registration statement as permitted by the rules and regulations of the SEC. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s web site listed above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” some of the documents we file with it into this prospectus, which means:

•	we can disclose important information to you by referring you to those documents;

•	the information incorporated by reference is considered to be part of this prospectus; and

•	later information that we file with the SEC will automatically update and supersede this incorporated information.

We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008 and amended on March 31, 2008;

•	our Definitive Proxy Statement on Schedule 14A for our 2007 Annual Shareholders Meeting, filed with the SEC on April 9, 2007;

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2008, February 27, 2008 and March 4, 2008; and

•

the description of our common stock contained in our Registration Statement on Form S-1 (Registration No. 333-02980) filed with the Securities and Exchange Commission on March 29, 1996 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.

All documents filed under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (not including any information furnished under Item 2.02 or Item 7.01 of Form 8-K, which information is not incorporated by reference herein), after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed. In addition, all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement of which this prospectus forms a part shall be deemed to be incorporated by reference in this prospectus and to be part of this prospectus from the date they are filed.

You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial position and results of operations may have changed since that date.

We will provide without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request of that person, a copy of any and all of the information that has been incorporated by reference in this prospectus (excluding exhibits unless specifically incorporated by reference into those documents). Please direct requests to us at the following address:

Exactech, Inc.

2320 N.W. 66th Court

Gainesville, Florida 32653

Attention: Joel C. Phillips

(352) 377-1140

PROSPECTUS SUPPLEMENT MAY 8, 2008

Exactech, Inc.

877,391 Shares

Common Stock

Thomas Weisel Partners LLC

Canaccord Adams Inc.

Robert W. Baird & Co.

Noble Financial Capital Markets

Neither we nor any of the placement agents have authorized anyone to provide information different from that contained in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.